As filed with the Securities and Exchange Commission on October 16, 2007
Registration No. 333-73238

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Solectron Corporation
(Exact name of Registrant as specified in its charter)

Delaware	94-2447045
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

847 Gibraltar Drive, Milpitas, California 95035
(Address of Principal Executive Offices)
iPHOTONICS, INC. 2000 STOCK INCENTIVE PLAN
iPHOTONICS, INC. 2000 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN
(Full title of the plan)
Carrie L. Schiff
Secretary and Treasurer
Solectron Corporation
847 Gibraltar Drive, Milpitas, California 95035
(408) 957-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Jeffrey N. Ostrager, Esq.
Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, New York 10178
(212) 696-6000
(Counsel to the Registrant)

TERMINATION OF REGISTRATION
          This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-73238) (the “Registration Statement”) of Solectron Corporation, a Delaware corporation (the “Company”), filed on November 13, 2001.
          On October 1, 2007, Saturn Merger Corp. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Flextronics International Ltd., a Singapore corporation (“Flextronics”), merged with and into the Company (the “First Step Merger”) pursuant to the Agreement and Plan of Merger, dated as of June 4, 2007 (the “Merger Agreement”), among Flextronics, the Company and Merger Sub. Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock outstanding at the effective time of the First Step Merger (the “Effective Time”) was converted into the right to receive either (i) 0.3450 shares of Flextronics or (ii) $3.89 in cash, subject to proration due to minimum and maximum limits on the amount of stock consideration and cash consideration. Immediately following the consummation of the First Step Merger, the Company, as survivor of the Merger, merged (the “Second Step Merger”) with and into Saturn Merger II Corp., a Delaware corporation and a wholly-owned subsidiary of Flextronics (“Merger Sub II”), and Merger Sub II was renamed Solectron Corporation. As a result of the Second Step Merger, there is no longer any common stock of the Company outstanding.
          In connection with the First Step Merger, the Company has terminated all offerings of Company securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time.
SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended and Rule 478 thereunder, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on this 16th day of October, 2007.

SOLECTRON CORPORATION
By:	/s/ Carrie L. Schiff
Carrie L. Schiff
Secretary and Treasurer